Exhibit 99

NSD Bancorp, Inc.

NSD BANCORP DECLARES STOCK DIVIDEND AND

ANNOUNCES FIRST QUARTER EARNINGS

(Pittsburgh, PA)—At their meeting on April 22, 2003, the Board of Directors of NSD Bancorp, Inc. reported its net income for the first quarter of 2003 was $1,339,000 compared to 2002 first quarter earnings of $1,330,000. Fully diluted and basic earnings per share were $0.45, a 4.7% increase over 2002 first quarter fully diluted and basic earnings per share of $0.43.

The Board of Directors also declared a common stock dividend of 5% payable on May 15, 2003 to shareholders of record as of May 1, 2003. A cash payment will be made in lieu of fractional shares.

NSD Bancorp, Inc. is the holding company for NorthSide Bank, which is a state-chartered, FDIC insured commercial bank with $524 million in assets as of March 31, 2003. The Pittsburgh-based community bank currently operates twelve branch offices serving the City of Pittsburgh and northern suburbs.

This press release may contain forward-looking statements as defined in the Private Securities Litigation reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.